Exhibit 99.1
                                                                        NEWS

Charter Communications Provides Update on
Interest Payments due January 15, 2009

ST. LOUIS – January 15, 2009 – Charter Communications, Inc. (NASDAQ: CHTR) (“Charter”) today announced that two of its subsidiaries, CCH I Holdings, LLC (“CIH”) and Charter Communications Holdings, LLC (“Holdings”), have not made scheduled payments of interest, totaling $73.7 million in the aggregate, due on January 15, 2009, on certain of their outstanding senior notes.

On December 12, 2008, the Company announced that it was initiating discussions with its bondholders regarding financial alternatives to improve the Company’s balance sheet.

“We are engaged in discussions with our bondholders aimed at improving the Company’s capital structure,” said Neil Smit, President and Chief Executive Officer.  “We’ve made significant progress over the last several years with regard to operational improvements and we hope to make similar progress with regard to our capital structure.  Charter provides a valuable service in an industry that continues to show strong demand, and our goal throughout this ongoing process is to take steps that will better position Charter for the future. These discussions with our bondholders do not affect our commitment to continuing to offer customers reliable service, enhanced product offerings and quality care.”

Charter’s and its subsidiaries’ cash on hand and cash equivalents as of January 13, 2009, was in excess of $900 million, which is available to pay operating costs and expenses.

Each of the governing Indentures permits Charter a 30-day grace period through February 15, 2009, in which to make the interest payments. At December 31, 2008, CIH and Holdings had outstanding principal amounts of notes, on which the scheduled interest payments due January 15, 2009, were not made, of approximately $949 million and $204 million, respectively. Additional details regarding the notes, including the rights of Holders of the notes and other indebtedness, are available on the Form 8-K the Company filed with the Securities and Exchange Commission today.

About Charter Communications

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "plans," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, including our quarterly reports on Form 10-Q filed in 2008 and our most recent annual report on Form 10-K and include, but are not limited to:

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the availability and access, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings or other sources and, in particular, our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt;

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our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;

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our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position, especially given recent volatility and disruption in the capital and credit markets;

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the impact of competition from other distributors, including incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers;

•	difficulties in growing, further introducing, and operating our telephone services, while adequately meeting customer expectations for the reliability of voice services;
•	our ability to adequately meet demand for installations and customer service;
•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition;

•	our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs;
•	the outcome of our discussions with our bondholders;
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general business conditions, economic uncertainty or downturn, including the recent volatility and disruption in the capital and credit markets and the significant downturn in the housing sector and overall economy; and

•	the effects of governmental regulation on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

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Contacts:

Media:
Anita Lamont, 314-543-2215
Or
Analysts:
Mary Jo Moehle, 314-543-2397